FEE WAIVER AGREEMENT

PIMCO Funds

650 Newport Center Drive

Newport Beach, California 92660

November 4, 2019

Pacific Investment Management Company LLC

650 Newport Center Drive

Newport Beach, California 92660

Re:  I-3 Shares

Dear Sirs and Madams:

This will confirm the agreement between PIMCO Funds (the “Trust”) on behalf of the PIMCO Climate Bond Fund (the “Fund”) and Pacific Investment Management Company LLC (“PIMCO”), as follows:

1.        The Trust is an open-end investment company, consisting of multiple series, each of which may offer multiple Classes of shares. This Agreement shall pertain to I-3 shares of the Fund, a series of the Trust.

2.        Pursuant to the Second Amended and Restated Supervision and Administration Agreement dated April 1, 2012, as amended and supplemented from time to time, between the Trust and PIMCO (the “Supervision and Administration Agreement”), the Trust has retained PIMCO to provide or procure supervisory, administrative and other services to the Funds. Pursuant to the Supervision and Administration Agreement, the Fund pays to PIMCO a monthly supervisory and administrative fee at the annual rate of 0.45% (the “Supervisory and Administrative Fee”).

3.        PIMCO agrees that, for the Fund, it shall waive the Supervisory and Administrative Fee by 0.05% of the average daily net assets attributable to the Fund’s I-3 shares.

4.        If necessary, on or before the last day of the first month of the Fund’s fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the fees waived or reduced with respect to the previous fiscal year shall equal the amounts provided for in this Agreement.

5.        This Agreement shall become effective on November 4, 2019, shall have an initial term through July 31, 2021, and shall apply for each 12 month period thereafter so long as it is in effect. Thereafter, this Agreement shall automatically renew for one-year terms unless PIMCO provides written notice to the Trust at least thirty days prior to the end of the then current term. In addition, this Agreement shall terminate with respect to the Fund upon termination of the Supervision and Administration Agreement with respect to the Fund, or it may be terminated by the Trust, without payment of any penalty, upon ninety days’ prior written notice to PIMCO at its principal place of business.

6.        Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.

7.        Any question of interpretation of any term or provision of this Agreement, including but not limited to the Supervisory and Administrative Fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Supervision and Administration Agreement or the Investment Company Act of 1940, as amended (the “1940 Act”), shall have the same meaning as and be resolved by reference to such Supervision and Administration Agreement or the 1940 Act.

8.        If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

9.        A copy of the Trust’s Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that the Agreement has been executed on behalf of the Trust by an officer of the Trust in his or her capacity as an officer and not individually. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to the Fund.

10.        This Agreement constitutes the entire agreement between the Trust on behalf of the Fund and PIMCO with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Trust and PIMCO.

If the foregoing correctly sets forth the agreement between the Trust and PIMCO, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO FUNDS

By:
Name: Bradley A. Todd
Title: Treasurer

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:
Name: Peter G. Strelow
Title: Managing Director and Co-Chief Operating Officer

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